Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-214442) and related Prospectus of Eldorado Resorts, Inc. for the registration of 35,630,866 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2016, with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc., and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc., included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

December 22, 2016